Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)         Registration Statement (Form S-8 No. 333-188796) pertaining to Dynamic Materials Corporation’s 2006 Stock Incentive Plan, and

(2)         Registration Statement (Form S-8 No. 333-182979) pertaining to Dynamic Materials Corporation’s Employee Stock Purchase Plan;

of our reports dated March 16, 2015, with respect to the consolidated financial statements and schedules of Dynamic Materials Corporation and the effectiveness of internal control over financial reporting of Dynamic Materials Corporation included in this Annual Report (Form 10-K) of Dynamic Materials Corporation for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Denver, Colorado
March 16, 2015